UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2010 (September 28, 2010)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2010, Endo Pharmaceuticals Inc., a Delaware corporation (“Buyer”), Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), Generics International (US Parent), Inc. (d/b/a/ Qualitest Pharmaceuticals), a Delaware corporation (the “Company”), and Apax Quartz (Cayman) L.P., a Cayman Islands exempted limited partnership (“Seller”) and an affiliate of Apax Partners, L.P. entered into a Stock Purchase Agreement (the “Agreement”). The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, Buyer will purchase (the “Acquisition”) all of the shares of the Company, in exchange for total consideration of $1.2 billion (approximately $400 million of which will be used to repay existing indebtedness of the Company). Buyer has in place fully-committed debt financing in an amount sufficient to enable Buyer to consummate the Acquisition.

The Acquisition consideration will be subject to adjustment following the closing of the Acquisition (the “Closing”) to reflect the Company’s Closing working capital, indebtedness and cash levels, as well as certain transaction expenses of the Company.

Consummation of the Acquisition is subject to certain conditions, including, among others, (i) absence of certain legal impediments to the consummation of the Acquisition, including litigation, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the accuracy of the representations and warranties made by the Company, Seller and Buyer, respectively, in each case, subject to certain material adverse effect qualifications, and (iv) compliance by the Company, Seller and Buyer with their respective obligations under the Agreement, in each case, subject to certain materiality qualifications.

Under the terms of the Agreement, each party has agreed to use its reasonable best efforts to obtain the necessary governmental approvals for consummation of the Acquisition. However, Buyer will not be required to commence, defend, litigate or pursue any claim by, against or before any governmental entity in connection with obtaining any clearance of any antitrust authority. Buyer will also not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to any subsidiary, operation, division, business, product line, customer, asset or relationship of Buyer or Endo or their affiliates or subsidiaries (other than the Company and/or its subsidiaries following the Closing) or of the Company and/or its subsidiaries other than non-FDA approved, non-material products of the Company or its Subsidiaries, or marketed products of the Company or its subsidiaries that would represent an amount of revenues of the Company and its subsidiaries for the twelve-month period ended June 30, 2010, in the aggregate for all such products, of $1.5 million or less.

Each of Buyer, the Company and Seller has made customary representations and warranties in the Agreement.

In addition to the parties’ commitments regarding governmental approvals, the Agreement also contains additional covenants and agreements of each of the Company and Seller. The Company has agreed to, among other things, conduct the Company’s business in the ordinary course consistent with past practice. The Company has also agreed to cooperate with Endo and Buyer in Buyer’s obtaining the financing contemplated under Buyer’s financing commitments. Buyer has also agreed to various covenants and agreements, including, among other things, maintenance of certain salary levels and benefits arrangements for individuals employed by the Company following the Closing for a period of 12 months.

The Agreement contains customary indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters. Buyer and Seller have agreed that $100 million shall remain in escrow following the Closing to satisfy potential indemnification claims, with the escrow fund to be released in accordance with the terms of the Agreement.

The Agreement contains specified termination rights for the parties. The Agreement may be terminated at any time prior to the Closing by either party, if: (i) any law or order issued by any court or governmental entity prohibiting the Acquisition becomes final and nonappealable, (ii) the Acquisition fails to close by March 28, 2011 (the “Final Date”), subject to a regulatory extension until June 28, 2011 or (iii) the other party has breached any representation, warranty or covenant, such that the conditions relating to the accuracy of the other party’s representations and warranties or performance of covenants would fail to be satisfied and such breach is incapable of being cured or is not cured within 30 days notice of such breach.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The Agreement included as an exhibit to this Form 8-K and incorporated by reference contains representations and warranties by each of the parties to the Agreement. These representations and warranties were made solely for the benefit of the other parties to the Agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Agreement by disclosures that were made to the other party in connection with the negotiation of the Agreement; (iii) may apply contract standards of “materiality” or “material adverse effect” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement.

Endo acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of September 28, 2010, by and among Endo Pharmaceuticals Inc., Endo Pharmaceuticals Holdings Inc., Generics International (US Parent), Inc., and Apax Quartz (Cayman) L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: September 30, 2010

EXHIBIT LIST

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of September 28, 2010, by and among Endo Pharmaceuticals Inc., Endo Pharmaceuticals Holdings Inc., Generics International (US Parent), Inc., and Apax Quartz (Cayman) L.P.